UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

Filed by the Registrant ☒   Filed by a Party other than the Registrant ☐

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☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

BANK OF THE CAROLINAS CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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135 Boxwood Village Drive

Mocksville, North Carolina 27028

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

The 2009 Annual Meeting of Shareholders of Bank of the Carolinas Corporation will be held at 2:00 p.m. on Wednesday, May 27, 2009, at the Davie County Public Library located at 371 North Main Street, Mocksville, North Carolina.

The purposes of the meeting are:

1.	Election of Directors. To elect 14 directors for one-year terms;

2.	Advisory Vote on Executive Compensation. To vote on a non-binding, advisory proposal to endorse and approve compensation paid or provided to our executive officers and our executive compensation policies and practices; and

3.	Other Business. To transact any other business properly presented for action at the Annual Meeting.

At the Annual Meeting, you may cast one vote for each share of our common stock you held of record on April 1, 2009, which is the record date.

You are invited to attend the Annual Meeting in person. However, if you are the record holder of your shares of our common stock, we ask that you appoint the Proxies named in the enclosed proxy statement to vote your shares for you by signing and returning the enclosed proxy card or following the instructions in the proxy statement to appoint the Proxies by Internet even if you plan to attend the Annual Meeting. If your shares are held in “street name” by a broker or other nominee, you should follow your broker’s or nominee’s directions and give it instructions as to how is should vote your shares. Doing that will help us ensure that your shares are represented and that a quorum is present at the Annual Meeting. Even if you sign an appointment of proxy or appoint the Proxies by Internet, you may still revoke it later or attend the Annual Meeting and vote in person.

This notice and the enclosed proxy statement and form of appointment of proxy are being mailed to our shareholders on or about April 29, 2009.

By Order of the Board of Directors

Robert E. Marziano
Chairman, President and Chief Executive Officer

YOUR VOTE IS IMPORTANT. WHETHER YOU OWN ONE SHARE OR MANY, YOUR PROMPT COOPERATION IN VOTING YOUR PROXY CARD IS APPRECIATED.

135 Boxwood Village Drive

Mocksville, North Carolina 27028

PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS

General

This Proxy Statement is dated April 29, 2009, and is being furnished to our shareholders by our Board of Directors in connection with our solicitation of appointments of proxy in the enclosed form for use at the 2009 Annual Meeting of our shareholders and at any adjournments of the meeting. The Annual Meeting will be held at the Davie County Public Library located at 371 North Main Street, Mocksville, North Carolina, at 2:00 p.m. on Wednesday, May 27, 2009.

In this Proxy Statement, the terms “you,” “your” and similar terms refer to the shareholder receiving it. The terms “we,” “us,” “our” and similar terms refer to Bank of the Carolinas Corporation. Our banking subsidiary, Bank of the Carolinas, is referred to as the “Bank.”

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR

THE SHAREHOLDER MEETING TO BE HELD ON MAY 27, 2009:

Copies of this proxy statement and our 2008 Annual Report on Form 10-K are available at:

www.bankofthecarolinas.com/proxy

Proposals to be Voted on at the Annual Meeting

At the Annual Meeting, record holders of our common stock will consider and vote on proposals to:

•	Elect 14 directors for one-year terms (see “Proposal 1: Election of Directors” on page 4);

•

Approve a non-binding, advisory resolution to endorse and approve compensation paid or provided to our executive officers and our executive compensation policies and practices (see “Proposal 2: Advisory Vote on Executive Compensation” on page 23); and

•	Transact any other business properly presented for action at the Annual Meeting.

Our Board of Directors recommends that you vote “FOR” the election of each of the 14 nominees for director named in this proxy statement and “FOR” Proposal 2.

How You Can Vote at the Annual Meeting

Record Holders.    If your shares of our common stock are held of record in your name, you can vote at the Annual Meeting in one of the following ways:

•	You can attend the Annual Meeting and vote in person;

•

You can sign and return an appointment of proxy (a proxy card) in the form enclosed with this proxy statement and appoint the “Proxies” named below to vote your shares for you at the meeting, or you can validly appoint another person to vote your shares for you; or

•	You can appoint the Proxies to vote your shares for you by going to the Internet website www.bankofthecarolinas.com/vote. When you are prompted for your “control number,” you should enter the number printed just above your name on the enclosed proxy card, and then follow the instructions you will be given. You may vote by Internet only until 5:00 p.m. EDT on May 26, 2009, which is the day before the Annual Meeting date. If you vote by Internet, you need not sign and return a proxy card. You will be appointing the Proxies to vote your shares on the same terms and with the same authority as if you marked, signed and returned a proxy card. The authority you will be giving the Proxies is described below and in the proxy card enclosed with this proxy statement.

Shares Held in “Street Name.”    Only the record holders of shares of our common stock may vote those shares. As a result, if your shares of our common stock are held for you in “street name” by a broker or other nominee, then only your broker or nominee (i.e. the record holder) may vote them for you, unless you previously have made arrangements for your broker or nominee to assign its voting rights to you or for you to be recognized as the person entitled to vote your shares. You will need to follow the directions your broker or nominee provides you and give it instructions as to how it should vote your shares by completing and returning to it the voting instruction sheet you received with your copy of our proxy statement (or by following any directions you received for giving voting instructions electronically). Brokers and other nominees who hold shares in street name for their clients typically have the authority to vote those shares on “routine” proposals, such as the election of directors, when they have not received instructions from beneficial owners of the shares. However, they do not have authority to vote on non-routine proposals without instructions from the beneficial owners of the shares they hold. To insure that your shares are represented at the Annual Meeting and voted in the manner you desire, it is important that you instruct your broker or nominee as to how it should vote your shares.

Solicitation and Voting of Proxy Cards

If you are the record holder of your shares of our common stock, a proxy card is included with this proxy statement that provides for you to name three of our directors, Robert E. Marziano, Stephen R. Talbert and Michael D. Larrowe, or any substitute appointed by them, individually and as a group, to act as your “Proxies” and vote your shares at the Annual Meeting. We ask that you sign and date your proxy card and return it in the enclosed envelope, or follow the instructions above for appointing the Proxies by Internet, so that your shares will be represented at the meeting.

If you sign a proxy card and return it so that we receive it before the Annual Meeting, or you appoint the Proxies by Internet, the shares of our common stock you hold of record will be voted by the Proxies according to your instructions. If you sign and return a proxy card or appoint the Proxies by Internet, but do not give any voting instructions, then the Proxies will vote your shares “FOR” the election of each of the 14 nominees for director named in Proposal 1 below and “FOR” Proposal 2 discussed in this proxy statement. If you do not return a proxy card or appoint the Proxies by Internet, the Proxies will not have authority to vote for you and shares you hold of record will not be represented or voted at the Annual Meeting unless you attend the meeting in person or validly appoint another person to vote your shares for you. If, before the Annual Meeting, any nominee named in Proposal 1 becomes unable or unwilling to serve as a director for any reason, your proxy card will give the Proxies discretion to vote your shares for a substitute nominee named by our Board of Directors. We are not aware of any other business that will be brought before the Annual Meeting but, if any other matter is properly presented for action by our shareholders, your proxy card will authorize the Proxies to vote your shares according to their best judgment. The Proxies also will be authorized to vote your shares according to their best judgment on matters incident to the conduct of the meeting, including motions to adjourn the meeting.

Revocation of Proxy Cards; How You Can Change Your Vote

Record Holders.    If you are the record holder of your shares and you sign and return a proxy card or appoint the Proxies by Internet and later wish to revoke the authority or to change the voting instructions you gave the Proxies, you can do so at any time before the voting takes place at the Annual Meeting by taking the appropriate action described below.

To change the voting instruction you gave the Proxies:

•	You can sign and submit a proxy card, dated after the date of your original proxy card, containing your new instructions; or

•

If you appointed the Proxies by Internet, you can go to the same Internet website (www.bankofthecarolinas.com/vote), enter the same control number (printed just above your name on the enclosed proxy card) that you previously used to appoint the Proxies, and then change your voting instructions.

The Proxies will follow the last voting instructions they receive from you before the Annual Meeting.

To revoke your proxy card or your appointment of the Proxies by Internet:

•	You should give our Corporate Secretary a written notice that you want to revoke your proxy card or Internet vote; or

•	You can attend the Annual Meeting and notify our Corporate Secretary that you want to revoke your proxy card or Internet vote and vote your shares in person.

Simply attending the Annual Meeting, without notifying our Corporate Secretary, will not revoke your proxy card or Internet vote.

Shares Held in “Street Name.”    If your shares are held in “street name” and you want to change the voting instructions you have given to your broker or other nominee, you must follow your broker’s or nominee’s directions.

Expenses and Method of Solicitation

We will pay all costs of soliciting proxy cards for the Annual Meeting, including costs of preparing and mailing this proxy statement. We are requesting that banks, brokers and other custodians, nominees and fiduciaries forward copies of our proxy solicitation materials to their principals and request their voting instructions, and we will reimburse those persons for their expenses in doing so. In addition to solicitation using the mail, the Bank’s and our directors, officers and employees may solicit proxy cards personally or by telephone or other methods of communication, but they will not receive any additional compensation from us for doing so.

In connection with the solicitation of proxy cards for the Annual Meeting, we have not authorized anyone to give you any information, or make any representation, that is not contained in this proxy statement. If anyone gives you any other information or makes any other representation to you, you should not rely on it as having been authorized by us.

Record Date and Voting Securities

The close of business on April 1, 2009, is the “Record Date” we are using to determine which shareholders are entitled to receive notice of and to vote at the Annual Meeting and how many shares they are entitled to vote. Our voting securities are the 3,891,174 shares of our common stock that were outstanding on the Record Date. You must have been a record holder of our common stock on that date in order to vote at the meeting.

Quorum and Voting Procedures

A quorum must be present for business to be conducted at the Annual Meeting. For all matters to be voted on at the meeting, a quorum will consist of a majority of the outstanding shares of our common stock. Shares represented in person or by proxy at the meeting will be counted for the purpose of determining whether a quorum exists. Once a share is represented for any purpose at the meeting, it will be treated as present for quorum purposes for the remainder of the meeting and for any adjournments. If you return a valid proxy card, appoint the Proxies by Internet or attend the meeting in person, your shares will be counted for purposes of determining whether there is a quorum, even if you abstain from voting. Broker “non-votes” also will be counted in determining whether there is a quorum. Broker “non-votes” will occur if your shares are held by a broker and are voted on one or more matters at the meeting but they are not voted by the broker on a “non-routine” matter because you have not given the broker voting instructions on that matter. If your shares are represented at the meeting with respect to any matter voted on, they will be treated as present with respect to all matters voted on, even if they are not voted on all matters.

You may cast one vote for each share of our common stock you held of record on the Record Date on each director to be elected and on each other matter voted on by shareholders at the Annual Meeting. You may not cumulate your votes in the election of directors.

Vote Required for Approval

Our directors are elected by a plurality of the votes cast in elections. In the election of directors at the Annual Meeting, the 14 nominees receiving the highest numbers of votes will be elected. For Proposal 2 to be approved, the number of votes cast in favor of the proposal must exceed the number of votes cast against it. Abstentions and broker non-votes will have no effect in the voting for directors or on Proposal 2.

PROPOSAL 1:    ELECTION OF DIRECTORS

General

Our Bylaws provide that:

•

Our Board of Directors consists of not less than five nor more than 18 members, and our Board is authorized to set and change the actual number of our directors from time to time within those limits; and

•	Our directors are elected each year at the Annual Meeting for terms of one year, or until their successors have been duly elected and qualified.

Nominees

The number of our directors currently is set at 14. Based on the recommendation of our Corporate Governance Committee, our current directors named in the table below have been nominated by our Board of Directors for reelection at the Annual Meeting for new terms.

Name and Age	Positions With Us and the Bank (1)	Year First Elected (2)	Principal Occupation and Business Experience
Jerry W. Anderson (69)	Director	1998	Partner, Anderson Aggregates, LLC, (land clearing) since 1999; previously, President, Anderson Chip & Pulpwood, Inc., from 1986 until its merger with Anderson Aggregates in 1999
Alan M. Bailey (68)	Director	1998	Private investor; previously, owner and operator, 801 Shell Service (gasoline station)
William A. Burnette (68)	Director	1998	President and owner, Associated Golf Courses, Ltd. and James Way, Ltd. (land development); Managing Partner, The Hillsdale Group LLC (land development); President and owner, Associated Supply International, Ltd. (leaf tobacco merchant)
John A. Drye (45)	Director	2002	Partner, Central Carolina Insurance Agency
Thomas G. Fleming (61)	Director	1998	President and owner, Mocksville Builders Supply, Inc. (building supplies) and Town & Country Hardware (retail hardware store)
John W. Googe (83)	Director	2001	President and Chief Executive Officer, Flex-Pay Business Services, Inc. (payroll services); previously, President and Chief Executive Officer, Southeastern Employee Benefit Services, Inc. (pension plan administration) (1999-2003)
Henry H. Land (67)	Director	2002	Retired; previously, Partner, McClary, Stocks, Smith, Land & Campbell, P.A., Certified Public Accountants (1988-2006)
Michael D. Larrowe (54)	Director Executive Vice Chairman and Chief Operating Officer	1998	Our executive officer
Steven G. Laymon (48)	Director	1998	Optometrist; President and owner, Steven G. Laymon, O.D., P.A. (optometric practice)
Robert E. Marziano (60)	Chairman, President and Chief Executive Officer	1998	Our executive officer
Grady L. McClamrock, Jr. (56)	Director	2001	Attorney; owner, Grady L. McClamrock, Jr., J.D., P.A. (law firm)

Name and Age	Positions With Us and the Bank (1)	Year First Elected (2)	Principal Occupation and Business Experience
Lynne Scott Safrit (50)	Director	2002	President, North American Commercial Operations, Castle & Cooke, Inc. (property management and development)
Francis W. Slate (86)	Director	1998	Mayor, Town of Mocksville; retired General Surgeon, Mocksville Surgical Associates, P.A.
Stephen R. Talbert (63)	Vice Chairman; Landis Branch Manager	2002	Officer of the Bank; previously, Chairman, Chief Executive Officer and President, BOC Financial Corp and its bank subsidiary

(1)	Listings of the members of committees of our Board are contained below under the heading “Committees of Our Board.”
(2)	“Year first elected” refers to the year in which each individual first became a director of the Bank. Each nominee first became our director at the time we were incorporated during 2006 as the Bank’s holding company. Messrs. Drye, Land and Talbert and Ms. Safrit previously served as directors of BOC Financial Corp and were appointed as directors of the Bank following our merger with that company on December 31, 2001.

Our Board of Directors recommends that you vote “FOR” each of the 14 nominees named above. The 14 nominees receiving the highest numbers of votes will be elected.

CORPORATE GOVERNANCE

Director Independence

Our Board of Directors periodically reviews transactions, relationships and other arrangements involving our directors and determines which of the directors the Board considers to be “independent.” In making those determinations, the Board applies the independence criteria contained in the listing requirements of The Nasdaq Stock Market. The Board has directed our Audit Committee to assess each outside director’s independence and report its finding to the Board in connection with the Board’s periodic determinations, and to monitor the status of each director on an ongoing basis and inform the Board of changes in factors or circumstances that may affect a director’s ability to exercise independent judgment. The following table lists persons who served as directors during 2008, and all nominees for election as directors at the Annual Meeting, who our Board believes were during their terms of office, and will be if elected, “independent” directors under Nasdaq’s criteria.

Jerry W. Anderson	Thomas G. Fleming	Steven G. Laymon
Alan M. Bailey	John W. Googe	Grady L. McClamrock, Jr.
William A. Burnette	Henry H. Land	Lynne Scott Safrit
John A. Drye		Francis W. Slate

In addition to the specific Nasdaq criteria, in determining the independence of each director the Board considers whether it believes transactions that are disclosable in our proxy statements as “related person transactions,” as well as any other transactions, relationships, arrangements or factors, could impair a director’s ability to exercise independent judgment. In its determination that the above directors are independent, those other factors considered by the Board included (1) the Bank’s lending relationships with the directors who are loan customers; (2) services provided to the Bank by Mr. Googe’s firm in connection with payroll processing and administration services relating to the Bank’s 125 Plan (for which we paid $7,632 during 2008), (3) legal services that Mr. McClamrock provides from time to time in connection with matters involving such things as loan closings or collections (none of which services were provided during 2008), and (4) services provided from time to time by Mr. Fleming’s firm in connection with remodeling of buildings owned by the Bank (for which we paid $18,925 during 2008). In the case of Mr. McClamrock, the Board concluded that he is independent under Nasdaq’s criteria, but that he may not serve on our Audit Committee.

Executive Sessions of Independent Directors

At their discretion, our independent directors meet separately without management and non-independent directors being present. During 2008, the independent directors met 12 times in executive session. Our independent directors have designated Francis W. Slate as their “Lead Independent Director.”

Attendance by Directors at Meetings

Board of Directors Meetings.    The Bank’s and our Boards meet jointly. During 2008, the Boards met 13 times. Each of our current directors attended 75% or more of the aggregate number of meetings of the Boards and any committees on which he or she served.

Annual Meetings.    Attendance by our directors at Annual Meetings of our shareholders gives directors an opportunity to meet, talk with and hear the concerns of shareholders who attend those meetings, and it gives those shareholders access to our directors that they may not have at any other time during the year. Our Board of Directors recognizes that directors have their own business interests and are not our employees, and that it is not always possible for them to attend Annual Meetings. However, our Board’s policy is that attendance by directors at our Annual Meetings is beneficial to us and to our shareholders and that our directors are strongly encouraged to attend each Annual Meeting whenever possible. All of our current directors attended our last Annual Meeting which was held during May 2008.

Communications with Our Board

Our Board of Directors encourages our shareholders to communicate with it regarding their concerns and other matters related to our business, and the Board has established a process by which you may send written communications to the Board or to one or more individual directors. You may address and mail your communication to our Corporate Secretary at:

Bank of the Carolinas Corporation

Attention: Corporate Secretary

P.O. Box 129

Mocksville, North Carolina 27028

You also may send communications by email to directors@bankofthecarolinas.com, with an attention line to the Corporate Secretary. You should indicate whether your communication is directed to the entire Board of Directors, to a particular committee of the Board or its Chairman, or to one or more individual directors. All communications will be reviewed by our Corporate Secretary and, with the exception of communications our Corporate Secretary considers unrelated to our or the Bank’s business, forwarded to the intended recipients. Copies of communications from a customer of the Bank relating to a deposit, loan or other financial relationship or transaction also will be forwarded to the head of the department or division that is most closely associated with the subject of the communication.

Code of Ethics

Our Board of Directors has adopted a Code of Ethics which is posted on the Bank’s Internet website at www.bankofthecarolinas.com. The Code applies to our directors and executive officers, including our senior financial officers, and among other things is intended to promote:

•	Honest and ethical conduct;

•	Ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

•	Full, fair, accurate, timely and understandable disclosure in reports and documents that we file with the Securities and Exchange Commission and in other public communications we make;

•	Compliance with governmental laws, rules and regulations;

•	Prompt internal reporting of violations of the Code to the Board’s Audit Committee; and

•	Accountability for adherence to the codes.

Illegal or unethical behavior, violations of the Code, or accounting or auditing concerns, may be reported, anonymously or otherwise, to the Chairman of our Audit Committee addressed as follows:

Henry H. Land

PO Box 166

Kannapolis, NC 28082

COMMITTEES OF OUR BOARD

General

Our Board of Directors has two independent, standing committees that assist the Board in oversight and governance matters. They are the Audit Committee and the Corporate Governance Committee. The Corporate Governance Committee serves as both a nominations committee and a compensation committee. Each Committee operates under a written charter approved by our Board that sets out its composition, authority, duties and responsibilities. We believe that each member of those committees is an “independent director” as that term is defined by Nasdaq’s listing standards. Current copies of each of those Committees’ charters are posted on the Bank’s Internet website at www.bankofthecarolinas.com. The Board also has an Executive Committee of which a majority of the members are independent directors. The current members of each committee are listed in the following table, and the function of and other information about each committee is described in the paragraphs below.

Audit Committee	Corporate Governance Committee	Executive Committee

Henry H. Land - Chairman	John A. Drye - Chairman	Robert E. Marziano - Chairman
Alan M. Bailey	Alan M. Bailey	William A. Burnette	Steven G. Laymon
Steven G. Laymon	Thomas G. Fleming	Thomas G. Fleming	Grady L. McClamrock, Jr.
Lynne Scott Safrit	John W. Googe	John W. Googe	Francis W. Slate
Francis W. Slate	Steven G. Laymon	Michael D. Larrowe	Stephen R. Talbert
Grady L. McClamrock, Jr.

Audit Committee

Function.    Our Audit Committee is a joint committee of the Bank’s and our Boards of Directors. Under its charter, the Committee is responsible for:

•	Appointing our independent accountants and approving their compensation and the terms of their engagement;

•	Approving services proposed to be provided by the independent accountants; and

•	Monitoring and overseeing the quality and integrity of our accounting and financial reporting process and systems of internal controls.

The Committee reviews various reports from our independent accountants (including its annual audit report on our consolidated financial statements), reports we file under the Securities Exchange Act of 1934, and reports of examinations by our regulatory agencies, and it generally oversees our internal audit program. The Committee met seven times during 2008.

Audit Committee Financial Expert.    Mr. Land, the Chairman of the Committee, is a certified public accountant with approximately 40 years of accounting experience, including approximately 18 years in public accounting. Our Board of Directors believes that Mr. Land is an “audit committee financial expert” as that term is defined by rules of the Securities and Exchange Commission.

Audit Committee Report

Our management is responsible for our financial reporting process, including our system of internal controls and disclosure controls and procedures, and for preparing our consolidated financial statements in accordance with accounting principles generally accepted in the United States of America. Our independent accountants are responsible for auditing those financial statements. The Audit Committee oversees and reviews those processes. In connection with its responsibilities, the Audit Committee reviews and evaluates, then discusses and consults with our management, internal audit personnel, and our independent accountants regarding:

•	The plan for, and our independent accountants’ report on, each audit of our financial statements;

•	Our financial disclosure documents, including all financial statements and reports filed with the Securities and Exchange Commission or sent to our shareholders;

•	Changes in our accounting practices, principles, controls, methodologies or financial statements, and significant developments in accounting rules; and

•	The adequacy of our internal accounting controls and accounting, financial and auditing personnel, and the establishment and maintenance of an environment that promotes ethical behavior.

In connection with the preparation and audit of our consolidated financial statements for 2008, the Audit Committee has:

•	Reviewed our audited consolidated financial statements for 2008 and discussed them with management;

•	Discussed with our independent accountants the matters required to be discussed by Statement on Auditing Standards No. 61, as amended;

•	Received written disclosures and a letter from our independent accountants required by the independence standards of the PCAOB (PCAOB Rule 3526); and

•	Discussed the independence of our independent accountants with the accountants.

Based on the above reviews and discussions, the Audit Committee recommended to our Board of Directors that the audited consolidated financial statements be included in our 2008 Annual Report on Form 10-K for filing with the Securities and Exchange Commission.

Members of the Audit Committee who participated in the reviews and discussions described above pertaining to the preparation and audit of our consolidated financial statements for 2008 are named below.

The Audit Committee:

Henry H. Land            Alan M. Bailey            Steven G. Laymon            Lynne S. Safrit            Francis W. Slate

Corporate Governance Committee

Function.    Our Corporate Governance Committee is a joint committee of the Bank’s and our Boards. Under its charter, the Committee acts as our Board’s nominations committee and as the compensation committee of both Boards. The Committee met eight times during 2008.

Nominations Committee Functions.    Among its other duties and responsibilities assigned from time to time by the Board, the Corporate Governance Committee functions as a nominations committee of our Board by identifying individuals who are qualified to become directors and recommending candidates to the Board for selection as nominees for election as directors at our Annual Meetings and for appointment to fill vacancies on the Board.

The Committee’s charter provides that it identify and recommend individuals who have high personal and professional integrity, who demonstrate ability and judgment, and who, with other members of the Board, will be effective in collectively serving the long-term interests of our shareholders. Candidates also must satisfy applicable requirements of state and federal banking regulators, and the Committee may develop other criteria or minimum qualifications for use in identifying and evaluating candidates. In identifying candidates to be recommended to the Board of Directors, the Committee considers incumbent directors and candidates suggested by our management, other directors and our shareholders. The Committee has not used the services of a third-party search firm. Shareholders who wish to recommend candidates to the Committee should send their recommendations in writing to:

Corporate Governance Committee

Bank of the Carolinas Corporation

Attention: Corporate Secretary

135 Boxwood Village Drive

Mocksville, North Carolina 27028

Each recommendation should be accompanied by the following:

•

The full name, address and telephone number of the person making the recommendation, and a statement that the person making the recommendation is a shareholder of record (or, if the person is a beneficial owner of our shares but not a record holder, a statement from the record holder of the shares verifying the number of shares beneficially owned), and a statement as to whether the person making the recommendation has a good faith intention to continue to hold those shares through the date of our next Annual Meeting;

•

The full name, address and telephone number of the candidate being recommended, information regarding the candidate’s beneficial ownership of our equity securities and any business or personal relationship between the candidate and the person making the recommendation, and an explanation of the value or benefit that the person making the recommendation believes the candidate would provide as a director;

•

A statement signed by the candidate that he or she is aware of and consents to being recommended to the Committee and will provide information the Committee requests in connection with its evaluation of candidates;

•	A description of the candidate’s current principal occupation, business or professional experience, previous employment history, educational background, and any areas of particular expertise;

•

Information about any business or personal relationships between the candidate and any of our or the Bank’s customers, suppliers, vendors, competitors, directors or officers, affiliated companies, or other persons with any special interest regarding our company or affiliated companies, and any transactions between the candidate and our company or affiliated companies;

•

Any additional information about the candidate that would be required to be included in our proxy statement pursuant to the SEC’s Regulation 14A (including without limitation information about legal proceedings in which the candidate has been involved within the past five years); and

•	An explanation of the value or benefit that the person making the recommendation believes that the candidate would provide us as a director.

In order to be considered by the Committee in connection with its recommendations of candidates for selection as nominees for election at an Annual Meeting, a shareholder’s recommendation must be received by the Committee not later than the 120th day prior to the first anniversary of the date our proxy statement was first mailed to our shareholders in conjunction with our preceding year’s Annual Meeting. Recommendations submitted by shareholders other than in accordance with these procedures will not be considered by the Committee.

The Committee will evaluate candidates recommended by shareholders in a manner similar to its evaluation of other candidates. The Committee will select candidates to be recommended to the Board of Directors each year based on its assessment of, among other things: (1) the candidates’ business, personal and educational background and experience, community leadership, independence, geographic location within our service area, and their other qualifications, attributes and potential contributions; (2) the past and future contributions of our current directors, and the value of continuity and prior Board experience; (3) the existence of one or more vacancies on the Board; (4) the need for a director possessing particular attributes or particular experience or expertise; (5) the role of directors in our business development activities; and (6) other factors that it considers relevant, including any specific qualifications the Committee adopts from time to time.

The Corporate Governance Committee recommended to our Board of Directors that our incumbent directors be nominated for reelection at the Annual Meeting for new terms.

Compensation Committee Functions.    The Corporate Governance Committee also functions as a compensation committee of our and the Bank’s Boards and reviews and provides overall guidance to the Boards about our executive and director compensation and benefit programs. It makes recommendations to the Boards regarding:

•	Cash and other compensation paid or provided to our and the Banks’ Chief Executive Officer and other executive officers;

•	The adoption of new compensation or benefit plans, or changes in existing plans, under which compensation or benefits are or will be paid or provided to those executive officers;

•	Cash and other compensation paid or provided to other officers and employees, either individually or in the aggregate, as the Boards request; and

•	Compensation paid to our directors.

In performing its duties, the Committee may, if it considers it appropriate, delegate any of its responsibilities to a subcommittee. However, any subcommittee must be composed entirely of independent directors. The Committee is authorized to conduct investigations and to request and consider any information (from management or otherwise) that it believes is necessary, relevant or helpful in its deliberations and in making its recommendations. It may rely on information provided by management without further verification. However, its charter provides that, when the Committee takes an action, it should exercise independent judgment on an informed basis and in a manner it considers to be in the best interests of our shareholders. In matters related to the compensation of executive officers other than our Chief Executive Officer, the Committee considers information provided by our Chief Executive Officer about the individual performance of those other officers and his recommendations as to their compensation. After receiving the Committee’s recommendations, the Board makes all final decisions regarding compensation matters.

The Committee may retain the services of outside counsel or consultants, at our or the Bank’s expense, and on terms (including fees) that it approves. However, during 2008, the Committee chose not to use the services of any outside consultant.

In connection with our participation in the U.S. Department of the Treasury’s Capital Purchase Program, the Committee is required to meet with our senior risk officer to review and discuss incentive compensation arrangements in which our senior executive officers participate to ensure that those arrangements do not encourage those officers to take unnecessary and excessive risks that threaten the value of our company. Also, while we remain a participant in that program, the Committee will meet with our senior risk officer at least twice a year to review and discuss the relationship between those arrangements and our risk policies.

Executive Committee

Our Executive Committee is a joint committee of our and the Bank’s Board’s of Directors. Under our and the Bank’s Bylaws, and subject to limitations imposed under North Carolina law or by the Boards, the Committee is authorized to exercise all the powers of the Board in the management of our and the Bank’s affairs when the Board is not in session. The Executive Committee met four times during 2008.

EXECUTIVE OFFICERS

We consider our six officers listed below to be our executive officers.

Robert E. Marziano, age 60, serves as our and the Bank’s Chairman, President and Chief Executive Officer. He joined the Bank’s organizing group during 1998 and became its President and Chief Executive Officer at the time it was incorporated and began operations during 1998. Previously, he was one of the organizers of Old North State Bank, King, North Carolina, where he served as President and Chief Executive Officer from 1989 until it was acquired by another financial institution during 1997. Prior to 1989, he was employed for 13 years by First-Citizens Bank & Trust Company as Senior Vice President with responsibilities in the areas of branch management, lending, and bank operations. More recently, from 1997 until 1998, Mr. Marziano served as Senior Vice President of First Bank with supervisory responsibilities over that bank’s branch banking operations in Guilford, Randolph and Davidson Counties.

Michael D. Larrowe, age 54, was elected as our Executive Vice President and the Bank’s Executive Vice Chairman and Chief Operating Officer on May 28, 2008. Previously, he served as Regional Managing Shareholder for the certified public accounting firm of Elliott Davis LLC from 2006 to 2008 and as Senior Member of the certified public accounting and consulting firm of Larrowe & Co., PLC from 1993 until 2006. Mr. Larrowe was a member of the Bank’s organizing group and has served as a director of the Bank since it was incorporated during 1998.

George E. (“Ed”) Jordan, age 50, was elected as the Bank’s Executive Vice President on January 23, 2008, and supervises the Bank’s financial services, marketing and sales functions. Mr. Jordan previously served as the Bank’s President and Chief Operating Officer, and was first employed as the Bank’s Executive Vice President during May 2004. Previously, he had been employed by Wachovia Bank for 24 years where he had supervisory responsibility over city executives for several of that bank’s Triad area offices and, most recently, served as Senior Vice President and Business Banking Sales Director with responsibilities for middle market lending.

Harry E. Hill, age 63, was elected as the Bank’s Executive Vice President during January 2001. He was employed by our organizing group during 1998 and became Senior Vice President of the Bank when it began operations during 1998, and he currently functions as the Bank’s business development officer. Previously, he served as Vice President of Southern National Bank and its successor, Branch Banking & Trust Company, in Welcome, North Carolina, from 1994 to 1998, and as Business Development Officer of Davidson Savings Bank from 1992 to 1994.

Robin H. Smith, age 50, serves as the Bank’s Executive Vice President. She was employed by our organizing group during 1998 and became Vice President of the Bank when it began operations during 1998. She was promoted to Senior Vice President during 2001 and to her current position during 2003. Prior to joining the Bank, she served as Vice President of Old North State Bank until it was acquired by another financial institution during 1997.

Michelle L. Clodfelter, age 34, serves as the Bank’s Vice President and Principal Financial Officer. She served as our Controller since December 2004, and was appointed our Principal Financial Officer in May 2008. Prior to joining the Bank, she served as Corporate Accounting Manager for Lexington State Bank, Lexington, North Carolina from 1997 until 2004.

EXECUTIVE COMPENSATION

Summary

The following table shows the cash and certain other compensation paid or provided to or deferred by the named executive officers for 2008 and 2007. Our executive officers are compensated by the Bank for their services as its officers, and they receive no separate salaries or other cash compensation from us for their services as our officers. Mr. Marziano and Mr. Larrowe are employed under employment agreements with the Bank as described below. Mr. Hill is employed by the Bank on an “at will” basis.

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary (3)	Bonus	Option Awards (4)	Non-Equity Incentive Plan Compensation		All Other Compensation (6)	Total
Robert E. Marziano (1) Chairman, President and Chief Executive Officer	2008	$279,999	$ -0-	$ -0-	$ -0-		$27,061	$307,060
	2007	272,268	-0-	-0-	-0-		16,821	289,089

Michael D. Larrowe (2) Executive Vice Chairman Chief Operating Officer	2008	153,846	-0-	-0-	-0-		12,442	166,288

Harry E. Hill Executive Vice President	2008	137,016	-0-	-0-	600	(5)	17,202	154,818
	2007	119,013	-0-	-0-	-0-		17,904	136,917

(1)	Mr. Marziano is a member of our Board of Directors, but he receives no additional compensation for his service as a director.
(2)	Mr. Larrowe was first employed by the Bank during May 2008. He also is a member of our and the Bank’s Boards of Directors but, since becoming an employee, he receives no additional compensation for his service as a director. Fees he received as an outside director prior to his employment are included in “All Other Compensation.”
(3)	Includes the amount of salary deferred at each officer’s election under our Section 401(k) plan.
(4)	No compensation expense was recognized in our financial statements for 2008 or 2007 under SFAS 123R because the named officers either held no outstanding options during those years or options they held had become fully exercisable in prior years.
(5)	Reflects payments to Mr. Hill under a sales incentive program under which the Bank pays $100 to each employee for each residential mortgage loan made to a customer he or she refers to the Bank’s mortgage loan division.
(6)	The following table describes each officer’s “Other Compensation” for 2008:

Description	Mr. Marziano	Mr. Larrowe		Mr. Hill
The Bank‘s matching contributions for the officer’s accounts under our Section 401(k) plan	$6,900	$—		$4,270
Directors fees received as an outside director	—	4,800	(a)	—
Portion of total premium paid by the Bank on a key-man life insurance policy that is attributable to death benefits payable to the officer’s beneficiary	6,966	—		—
Our estimated aggregate incremental cost related to personal benefits received during 2008 (b)	13,195	7,642		12,932

(a)	Reflects fees paid to Mr. Larrowe during 2008 as an outside director prior to becoming an employee of the Bank. He no longer receives compensation for his services as a director.
(b)	Our executive officers receive, or we may treat them as receiving, various non-cash personal benefits. During 2008, the personal benefits received by the named officers included:

•

for Mr. Marziano, personal use of a Bank-owned vehicle, the Bank’s payment of club dues, and premiums paid by the Bank for family coverage under our group insurance plans over and above amounts paid for other employees;

•	for Mr. Larrowe, personal use of a Bank-owned vehicle and the Bank’s payment of public accounting licensing fees and professional association dues; and

•	for Mr. Hill, personal use of a Bank-owned vehicle and the Bank’s payment of club dues.

We also provide our officers with group life, health, medical and other insurance coverages that are generally available on the same basis to all salaried employees. The cost of the insurance is not included in the table.

Employment Agreements

Mr. Marziano and Mr. Larrowe are employed by the Bank under separate employment agreements first entered into during 2004 in the case of Mr. Marziano, and during 2008 in the case of Mr. Larrowe. The agreements provide for:

•	“Rolling” terms of employment of three years that, at the end of each year, are extended by one additional year;

•	Annual base salaries (which are subject to review and periodic increase by the Bank’s Board) of at least $250,000;

•	The right to participate in bonus or incentive plans and other benefits made available by the Bank to its executive officers; and

•

In the case of Mr. Larrowe’s agreement only, reimbursement of fees paid to various state licensing boards, and reasonable out-of-pocket expenses associated with continuing professional education, to the extent required to maintain his licenses to practice as a certified public accountant, and dues paid to various professional accounting associations.

If not sooner terminated, the agreements will expire during 2017 in the case of Mr. Marziano’s agreement and during 2023 in the case of Mr. Larrowe’s agreement. The Bank may terminate the agreements at any time for cause. The agreements contain other provisions under which payments and benefits will be provided to the officers, and their ability to compete against the Bank will be limited, after a termination of their employment under various circumstances, including a termination following a change in control of us or the Bank. Those provisions are described below under the caption “Potential Payments Upon Termination of Employment or a Change of Control.”

Each of the agreements was amended and restated during 2008 to make technical changes required for purposes of compliance with Section 409A of the Internal Revenue Code. The amendments did not increase or materially change the terms of either officer’s benefits under his agreement.

Plan-Based Awards

We have two compensation plans under which awards may be granted from time to time to our officers and employees. They are our:

•	Omnibus Equity Plan, under which stock options, restricted stock awards, and performance share awards may be granted; and

•

Annual Management Incentive Compensation Plan, under which additional cash compensation may be paid each year based on the extent to which corporate and individual goals or other performance criteria are met or satisfied for the year.

The Bank also maintains a sales incentive program that provides for employees, including officers, to be paid $100 for each residential mortgage loan made to a customer they refer to the Bank’s mortgage loan division. As indicated in the Summary Compensation Table above, Mr. Hill was the only executive officer listed in the table who received any payment under that program during 2008.

Stock-Based Awards.    Our shareholders approved the Omnibus Equity Plan at our 2007 Annual Meeting to replace both our Employee Stock Option Plan and Director Stock Option Plan which had been in effect since 1998 and under which we had granted options from time to time to our officers, employees and directors to purchase shares of our common stock.

Under the new plan, awards may be granted to officers and employees consisting of either:

•

Incentive stock options (the right to purchase shares of our common stock during a stated period at a specified exercise price and under which the employee receives favored tax treatment under the Internal Revenue Code);

•

Non-qualified stock options (the right to purchase shares of our common stock during a stated period at a specified exercise price but which do not qualify to be treated as incentive stock options for tax purposes);

•

Restricted stock awards (awards of shares of our common stock that are subject to the risk of forfeiture if specified conditions, usually the employee’s continued employment, are not satisfied by the end of a specified restriction period); or

•

Performance share awards (awards of shares of our common stock that may be earned based on the extent to which specified corporate or individual goals or other performance criteria are met or satisfied by the end of a specified measurement period).

As described under the caption “Director Compensation,” the Omnibus Equity Plan also authorizes the grant of non-qualified stock options and restricted stock awards to our non-employee directors. To date, stock options is the only type of equity award that has been granted under the plan.

Each outstanding stock option gives the officer or employee to whom it is granted the right to buy shares of our common stock during a stated period of time (ordinarily ten years) at a fixed price per share. Options generally are granted on terms that provide for them to “vest,” or become exercisable, at intervals as to portions of the shares they cover based on a vesting schedule, and they do not include any performance-based conditions. The price per share and vesting schedule of stock options are determined by our Corporate Governance Committee at the time they are granted.

The plan authorizes the issuance of an aggregate of 300,000 shares of our common stock, which includes 299,405 new shares authorized for issuance plus 955 shares that, at the time, remained available for new stock option grants under the previous plans. Because the new plan replaced the two existing plans, no additional awards will be made under the old plans. However, the old plans remain in effect with respect to stock options previously granted under those plans that remain outstanding.

No stock options or other equity awards of any type have been granted under the Omnibus Equity Plan to any of our executive officers named in the Summary Compensation Table above, and none of those officers held any outstanding stock options on December 31, 2008.

Cash Incentive Awards.    Our Board first adopted our Management Incentive Compensation Plan during 2007. Under the plan, our executive officers and other employees chosen to participate each year may earn additional cash compensation based on the extent to which:

•	Our pre-tax profits set by the Board (before any deduction for the expense of payments under the plan) exceed a threshold amount; and

•	Other individual goals (which vary for different participants or groups of participants) set by the Board are achieved.

The plan contemplates that each year our Board will set the maximum award each participant may receive for that year (stated as a percentage of his or her base salary). No cash awards are paid unless our pre-tax, pre-incentive profits for that year exceed a minimum amount set by the Board. Subject to the extent to which individual goals set by the Board for each participant are met, the maximum incentive awards may be paid if our pretax, pre-incentive profits reach a higher target level set by the Board.

Our Board chose not to implement the plan for 2008, so none of our officers and employees were eligible to receive any cash awards under the plan, and no such awards were paid, for 2008.

As described below under the heading “PROPOSAL 2: ADVISORY VOTE ON EXECUTIVE COMPENSATION,” on April 17, 2009, we became a participant in the U.S. Department of the Treasury’s (“Treasury”) Capital Purchase Program (“CPP”). Under rules promulgated by Treasury under the Emergency Economic Stabilization Act of 2008 (“EESA”) that apply to CPP participants, we are required to implement provisions to “clawback” bonus or incentive compensation paid to our senior officers if any of the criteria on which those payments are based is later found to have been inaccurate. Our executive officers named in the Summary Compensation Table above, and certain of our other officers, have agreed to repay upon our demand any bonus or incentive compensation they receive in the future under any compensation arrangement if, in the judgment of our Board of Directors or Corporate Governance Committee, the compensation was based on materially inaccurate financial statements or any other materially inaccurate performance criteria.

More recently, the American Recovery and Reinvestment Act of 2009 (“ARRA”) enacted during February 2009 has amended EESA and directed Treasury to establish new standards that impose additional restrictions on executive compensation paid by CPP participants. ARRA appears to require that the new standards, among other things, (1) expand the “clawback” arrangements required by EESA to include, in addition to our five highest paid executive officers, our next 20 highest paid employees, and, (2) in the future, with limited exceptions, prohibit us from paying or accruing any bonus, retention award or incentive compensation to our most highly compensated employee. Our Board of Directors will implement procedures to comply with the new standards when they are established by Treasury.

Potential Payments Upon Termination of Employment or a Change in Control

The terms of the agreements or plans described below between the Bank and Messrs. Marziano and Larrowe provide for them to receive payments and benefits if their employment terminates under various circumstances or following a change in control of our company or the Bank. Those arrangements are described in the following paragraphs, and a summary of the estimated payments and benefits each officer would receive following different triggering events is contained in the table below.

Employment Agreements.    Under Mr. Marziano’s and Mr. Larrowe’s Employment Agreements, if their employment is terminated by the Bank without cause, or if they terminate their own employment for “good reason” (as defined below), they will continue to receive salary payments from the Bank for the unexpired terms of the agreements. “Good reason” will exist if, without their consent:

•	Their base salaries are materially reduced;

•	Their duties or responsibilities are materially reduced such that they no longer serve as executive officers;

•	They are required to transfer their offices more than 50 miles from their principal work locations on the date of the agreements;

•	The Bank materially breaches any of the terms of the agreements; or

•	In the case of Mr. Larrowe’s agreement only, the Bank gives notice that the rolling term of the agreement will not be renewed.

The agreements also provide that if, within 24 months following a change in control of the Bank:

•

Mr. Marziano’s employment is terminated by the Bank or its successor without cause, or a “termination event” (as defined below) occurs and he voluntarily terminates his own employment within 90 days, or

•

Mr. Larrowe’s employment is terminated by the Bank or its successor without cause, or Mr. Larrowe terminates his own employment for any reason (without regard to the occurrence of a “termination event”), then, in lieu of other termination payments provided for in the agreements, they will receive lump-sum payments equal to 2.99 multiplied by their annual base salary rates in effect at the time the change in control becomes effective or at the time their employment terminates, whichever is greater. A “termination event” will occur under Mr. Marziano’s agreement if, following a change in control of the Bank:

•	His base salary is reduced below the annual rate in effect at the time of the change in control;

•

Insurance or other benefits, including retirement benefits, he is receiving when the change in control becomes effective are reduced or eliminated without being replaced with substantially similar benefits, unless the reduction or elimination applies proportionately to all salaried employees who participated in those benefits before the change in control;

•	He is transferred to a job location more than 50 miles from his principal work location when the change in control becomes effective;

•	If the Bank is still a separate entity, he no longer serves in the positions he served in before the change in control; or

•	If the Bank no longer is a separate entity, he is not an executive officer of the Bank’s successor or does not report directly to the successor’s chairman, president or chief executive officer.

In the case of any termination described above, other than a voluntary termination by Mr. Larrowe following a change in control, if the officers choose to purchase continued “COBRA” coverage under the Bank’s health insurance plan, the Bank will reimburse them for the cost of that insurance for up to the maximum period during which that coverage is available to them under the law.

Generally, a “change in control” will have occurred if:

•	A person directly or indirectly acquires voting control over more than 50% of our or the Bank’s common stock or control over the election of a majority of our or the Bank’s directors;

•	We or the Bank consolidate or merge with or into another company, or are reorganized in another way, and are not the surviving company in the transaction; or

•	All or substantially all of our or the Bank’s assets are sold or transferred to, or acquired by, any other company.

The employment agreements provide that, for a period of one year following any voluntary or involuntary termination of their employment, Mr. Marziano and Mr. Larrowe may not compete with the Bank in a county in North Carolina in which the Bank maintains a business office on their employment termination date. However, in the case of involuntary terminations of their employment without cause, or voluntary terminations of their own employment for good reason (other than following a change in control), the restriction period will be the unexpired term of the agreements during which the Bank is obligated to continue to pay their salaries as described above. The agreements also require that, following any termination of their employment, the officers must keep confidential all data and other information, financial or otherwise, relating to the Bank and its business, and must not disclose any of that information to any other person, remove it from the Bank, or use it for his own purposes or for the benefit of any other person.

Life Insurance Benefits.    The Bank maintains a key-man term life insurance policy covering Mr. Marziano. The total death benefit under the policy is $1,300,000, of which $1,000,000 would be paid to the Bank upon his death. The remaining $300,000 of the death benefit would be paid to Mr. Marziano’s beneficiary.

We also provide life insurance benefits to each of the named executive officers under our group life insurance plan in which all employees participate on the same terms. Under the group plan, death benefits are payable to a participant’s beneficiaries equal to two times the participant’s annual salary rate at the time of his or her death.

Accelerated Vesting of Stock Options.    Under our Omnibus Equity Plan, in the event of a change in control of our company, our Corporate Governance Committee may provide for outstanding stock options and other equity awards under the plan to be assumed by or converted into awards covering shares of the acquiring or surviving company. Alternatively, the Committee may accelerate the vesting of outstanding awards so that they become exercisable in full immediately before the change in control becomes effective. On December 31, 2008, none of our executive officers listed in the Summary Compensation Table had outstanding stock options, so there would have been no accelerated vesting of any options held by them if a change in control had occurred on that date.

Summary of Payment and Benefits.    The following table lists estimates of aggregate payments and benefits that would have been paid or provided to Mr. Marziano and Mr. Larrowe if their employment had terminated under various circumstances, or there had been a change in control, on December 31, 2008. Mr. Hill is not listed in the table because there currently are no such arrangements between him and the Bank other than the life insurance coverage he receives under the Bank’s group life insurance plan in which he participates on the same basis as other employees.

Type of Termination Event and Description of Payment or Benefit	Mr. Marziano	Mr. Larrowe
TERMINATION OTHER THAN AFTER CHANGE IN CONTROL
Involuntary Termination without Cause, or Voluntary Termination with “Good Reason,”
Aggregate of monthly cash payments (1)	$653,324	$640,615
Continued health insurance coverage (2)	13,406	9,080

TERMINATION WITHIN 24 MONTHS AFTER CHANGE IN CONTROL
Involuntary Termination without Cause:
Lump sum cash payment (3)	837,200	747,500
Continued health insurance coverage (2)	13,406	9,080

Voluntary Termination Following “Termination Event:”
Lump sum cash payment (3)	837,200	—
Continued health insurance coverage (2)	13,406	—

Voluntary Termination Without Regard to “Termination Event:”
Lump sum cash payment (3)	—	747,500
Continued health insurance coverage (2)	—	9,080

DEATH
Portion of death benefit payable to officer’s beneficiary under key-man insurance policy	300,000	—
Death benefits under group life insurance plan	560,000	500,000

(1)	Reflects aggregate amounts of monthly payments (at $23,333 per month for Mr. Marziano and at $20,833 per month for Mr. Larrowe) that would be made during the remaining term of each officer’s Employment Agreement (approximately 28 months for Mr. Marziano, and approximately 30.75 months for Mr. Larrowe).
(2)	Reflects our estimate of the aggregate cost of continued COBRA coverage under our health insurance plan, assuming that each officer elected to purchase that coverage and that the coverage remained in effect for 18 months which currently is the maximum period for which that coverage is available.
(3)	Reflects lump sum payment in an amount equal to each officer’s annual base salary rate in effect on December 31, 2008 multiplied by 2.99.

Restrictions on Severance Payments.    The table above lists estimates of aggregate payments and benefits that would have been paid or provided to the named executive officers if their employment had terminated under various circumstances on December 31, 2008. As described below under the heading “PROPOSAL 2: ADVISORY VOTE ON EXECUTIVE COMPENSATION,” on April 17, 2009, we became a participant in the U.S. Department of the Treasury’s (“Treasury”) Capital Purchase Program (“CPP”). Under rules promulgated by Treasury under the Emergency Economic Stabilization Act of 2008 (“EESA”) that apply to CPP participants, if the employment of one of our executive officers named in the Summary Compensation Table above, or certain of our other officers, is involuntarily terminated while Treasury continues to hold any security purchased from us under the CPP, aggregate severance compensation paid to that officer could not exceed an amount in excess of three times the officer’s “base amount” calculated under Section 280G of the Internal Revenue Code.

More recently, the American Recovery and Reinvestment Act of 2009 (“ARRA”) enacted during February 2009 has amended EESA and directed Treasury to establish new standards that impose additional restrictions on executive compensation, including severance payments, paid by CPP participants. ARRA appears to require that the new standards, among other things, prohibit payments to any of our five highest paid executive officers, or to any of our next five highest paid employees, in connection with any termination of their employment for any reason, other than payments relating to services already performed or benefits already accrued.

In connection with our participation in the CPP, our executive officers named in the Summary Compensation Table above, and certain of our other officers, have entered into written agreements with us under which our Board of Directors or Corporate Governance Committee may unilaterally, and without the officers’ consent, modify any of their compensation agreements or arrangements (including by reducing or eliminating severance benefits) to the extent the Board, in its judgment, considers necessary to comply with applicable standards and rules governing compensation paid by CPP participants.

DIRECTOR COMPENSATION

General

Directors’ Fees.    Our and the Bank’s Boards generally meet jointly, and our outside directors serve and are compensated for their services as directors of the Bank. They do not receive any additional cash compensation for their services as our directors unless our Board meets separately. The following table describes our standard schedule of fees paid to our directors for their service during 2008.

Description	Amount
Monthly retainer	$450
Additional monthly retainer paid to Lead Independent Director	100
Per diem fee for attendance in person at meetings of our and the Bank’s Boards (1)	425
Per diem fee for attendance at committee meetings:
Audit Committee	300
Corporate Governance Committee	250
Executive, Loan and Risk Oversight Committees	225
Additional per diem fee paid to committee chairmen for attendance at committee meetings:
Audit Committee	450
Corporate Governance Committee	350
Executive, Loan and Risk Oversight Committees	325

(1)	This fee is not paid for telephone attendance at meetings.

Mr. Marziano, Mr. Larrowe and Mr. Talbert are compensated as officers of the Bank, and they receive no additional compensation for their service as directors.

Stock Options.    From time to time in the past we have granted options to our directors to purchase shares of our common stock under our Director Stock Option Plan. As described above under the caption “Plan Based Awards,” during 2007 our shareholders approved our Omnibus Equity Plan which replaced the Director Stock Option Plan and which authorizes the grant of nonqualified stock options and restricted stock awards to our non-employee directors in a manner similar to that described in the discussion of the plan above under the heading “Executive Compensation—Plan-Based Awards.” In addition to stock options granted under our plans, our directors who previously served as directors of BOC Financial Corporation have stock options that were granted by that company and which we assumed at the time of our merger with that company in 2001. As described below, during 2008 we granted a stock option under the plan to each of our outside directors. We have not granted any restricted stock awards to directors under the plan.

Each stock option gives the director who holds it the right to buy shares of our common stock during a stated period of time (ordinarily ten years) at a fixed price per share that is equal to the market value of our stock on the date the option was granted.

New Awards During 2008.    During October 2008, we granted a stock option to each of our outside directors for 1,500 shares at an exercise price of $5.25 per share. Each option was exercisable as to all the covered shares at the time of grant. The “grant date fair value” of each option, calculated as of the date of grant pursuant to FAS 123R based on the Black-Scholes option pricing model, was $1,997, assuming 23.197% volatility, a 3.001% risk-free rate of return, an expected annual dividend yield of 1.50%, and an expected life of seven years.

Director Compensation for 2008

The following table summarizes the compensation paid or provided to our outside directors for services during 2008.

2008 DIRECTOR COMPENSATION

Name (1)	Fees Earned or Paid in Cash	Option Awards (2)	Total
Jerry W. Anderson	$13,450	$1,997	$15,447
Alan M. Bailey	16,450	1,997	18,447
William A. Burnette	11,900	1,997	13,897
John A. Drye	15,475	1,997	17,472
Thomas G. Fleming	15,875	1,997	17,872
John W. Googe	17,025	1,997	19,022
Henry H. Land	16,225	1,997	18,222
Steven G. Laymon	14,500	1,997	16,497
Grady L. McClamrock, Jr.	15,100	1,997	17,097
Lynne Scott Safrit	12,475	1,997	14,472
Francis W. Slate	18,100	1,997	20,097

(1)	Robert E. Marziano, Michael D. Larrowe and Stephen R. Talbert are not listed in the table. They are compensated as officers and employees of the Bank and, with the exception of Mr. Larrowe as described below, during 2008 they received no separate compensation for their services as directors. Mr. Larrowe was paid $4,800 for his services as an outside director during 2008 prior to becoming an employee of the Bank. That compensation is included in the Summary Compensation Table on page 13.
(2)	Reflects the amount of compensation expense, as calculated under SFAS 123R, that we recognized in our financial statements for 2008 relating to outstanding stock options held by each director. A discussion of material assumptions made in our valuation of and expense related to outstanding stock options is contained in Notes 1 and 14 to our consolidated financial statements. On December 31, 2008, our outside directors held stock options covering the following aggregate numbers of shares: Messrs. Anderson, Fleming, Burnette, Bailey, Googe, Slate, McClamrock, and Laymon—1,500 shares each; Messrs. Land and Drye—16,830 shares each; and Ms. Safrit—16,829 shares. Mr. Talbert, who serves as our officer and is not listed in the table, held exercisable options for 20,000 shares, while Messrs. Marziano and Larrowe did not hold any options.

TRANSACTIONS WITH RELATED PERSONS

Our Policy

Our Board of Directors has adopted a written policy under which our Corporate Governance Committee reviews and approves certain transactions, arrangements or relationships in which we or the Bank are a participant and in which any of our “related persons” has a material interest. Our related persons include our directors, nominees for election as directors, executive officers, beneficial owners of more than 5% of a class of our capital stock, and members of the immediate family of one of those persons.

The rules of the Securities and Exchange Commission require that any transaction, arrangement or relationship, or series of transactions, arrangements or relationships, with our related persons be disclosed in our proxy statement if they exceed or will exceed an aggregate of $120,000, including all periodic payments. Except as described below, our policy regarding the review and approval of those transactions covers any such transaction, arrangement or relationship, in which the dollar amount involved exceeds or will exceed an aggregate of $60,000, including all periodic payments.

The transactions covered by the policy generally include loans, but it does not cover loans made by the Bank in the ordinary course of its business that are subject to banking regulations related to “insider loans” and that are required to be approved by a majority of the Bank’s Board of Directors. The policy also does not cover the Bank’s provision of services as a depository of funds or similar banking services in the ordinary course of its business, or compensation paid to our executive officers that has been reviewed and approved, or recommended to our Board of Directors for approval, by our Corporate Governance Committee.

In its review of related person transactions, the Policy provides that the Committee should exercise independent judgment and should not approve any proposed transaction unless and until it has concluded to its satisfaction that the transaction:

•	is to be made on terms that are fair and reasonable to us, and

•	is in our best interests.

Related Person Transactions During 2008 and 2007

The Bank has had, and expects to have in the future, banking transactions in the ordinary course of its business with certain of our current directors, nominees for director, executive officers, and our other related persons. All loans included in those transactions were made in the ordinary course of the Bank’s business on substantially the same terms, including interest rates, repayment terms and collateral, as those prevailing at the time the loans were made for comparable transactions with other persons, and those loans did not involve more than the normal risk of collectibility or present other unfavorable features.

Prior to becoming an employee of the Bank, Michael D. Larrowe was a partner in Elliott Davis LLC, a public accounting firm. We have engaged that firm, or its predecessor, for a number of years to provide various outsourced internal audit, accounting consultation, and information technology services that our independent accountants are not permitted to provide to us. Elliott Davis LLC does not provide us with any outside audit services. Because the services obtained from Elliott Davis LLC relate to our accounting and internal audit function, the services are approved by our Audit Committee rather than the Corporate Governance Committee. During 2008 and 2007, we paid that firm $51,297 and $250,892, respectively, for its services.

BENEFICIAL OWNERSHIP OF OUR COMMON STOCK

Principal Shareholder

The following table describes the beneficial ownership of our common stock on the Record Date for the Annual Meeting by the only person known by us to own, beneficially or of record, 5% or more of our outstanding shares.

Name and address of beneficial owner	Amount and nature of beneficial ownership		Percent of class (1)
Wellington Management Company, LLP 75 State Street Boston, MA 02109	225,240	(1)	5.79%

(1)	The beneficial owner’s Schedule 13G filed with the Securities and Exchange Commission indicates that, in its capacity as an investment adviser, it has shared voting power and shared investment power with respect to all of the listed shares, which are held of record by its clients.

Directors and Executive Officers

The following table describes the beneficial ownership of our common stock on the Record Date for the Annual Meeting by our current directors and certain of our executive officers, individually, and by all our directors and executive officers as a group.

Name of beneficial owner	Amount and nature of beneficial ownership (1)	Percent of class (2)
Jerry W. Anderson	40,349	1.04%
Alan M. Bailey	58,665	1.51%
William A. Burnette	106,286	2.73%
John A. Drye	44,282	1.13%
Thomas G. Fleming	73,111	1.88%
John W. Googe	34,500	0.89%
Harry E. Hill	51,538	1.32%
Henry H. Land	33,919	0.87%
Michael D. Larrowe	46,080	1.18%
Steven G. Laymon	67,606	1.74%
Robert E. Marziano	124,104	3.19%
Grady L. McClamrock, Jr.	56,419	1.45%
Lynne Scott Safrit	30,713	0.79%
Francis W. Slate	33,750	0.87%
Stephen R. Talbert	59,794	1.53%
All current directors and executive officers as a group (18 people)	879,594	22.07%

(1)	Except as otherwise noted, and to the best of our knowledge, the individuals named and included in the group exercise sole voting and investment power with respect to all listed shares. Individuals named and included in the group have shared voting and investment power with respect to certain of the listed shares as follows: Mr. Anderson—12,066 shares; Mr. Bailey—175 shares; Mr. Burnette—6,000 shares; Mr. Drye—1,906 shares; Mr. Fleming—45,111 shares; Mr. Hill—9,576 shares; Mr. Laymon—2,050 shares; Mr. Larrowe—6,687 shares; Mr. Marziano—11,219 shares; Mr. McClamrock—3,286 shares; Ms. Safrit—7,948 shares; Mr. Talbert—20,114 shares; and all persons included in the group—127,338 shares. The listed shares also include the following numbers of shares that could be purchased by individuals named and included in the group pursuant to stock options that could be exercised within 60 days following the Record Date and with respect to which shares they may be deemed to have sole investment power: Mr. Anderson—1,500 shares; Mr. Bailey—1,500 shares; Mr. Burnette—1,500 shares; Mr. Drye—16,830 shares; Mr. Fleming—1,500 shares; Mr. Googe—1,500 shares; Mr. Land—16,830 shares; Mr. Laymon—1,500 shares; Mr. McClamrock—1,500 shares; Ms. Safrit—16,829 shares; Mr. Slate—1,500 shares; Mr. Talbert—20,000 shares; and all persons included in the group—94,201 shares. Shares listed for certain of the named individuals have been pledged as security for loans to other Banks as follows: Mr. Laymon 3,000 shares and Mr. Marziano—33,984 shares.
(2)	Percentages are calculated based on 3,891,174 total outstanding shares plus, in the case of each named individual and the group, the number of additional shares that could be purchased by that individual or by persons included in the group under stock options that could be exercised within 60 days following the Record Date.

Section 16(a) Beneficial Ownership Reporting Compliance

Our directors and executive officers are required by federal law to file reports with the Securities and Exchange Commission regarding the amounts of and changes in their beneficial ownership of our common stock. Based on our review of copies of those reports, our proxy statements are required to disclose failures to report shares beneficially owned or changes in beneficial ownership, and failures to timely file required reports, during previous years. During 2008, one report for Harry H. Hill, our Executive Vice President, covering one small purchase of shares was inadvertently filed after the due date. The report was filed promptly after it was discovered that it had been overlooked.

INDEPENDENT PUBLIC ACCOUNTANTS

Appointment of Independent Accountants

Our Audit Committee’s charter gives it the responsibility and authority to select and appoint our independent accountants and to approve their compensation and the terms of the engagement under which they provide services to us. The Committee has selected Turlington and Company LLP as our independent accountants to audit our consolidated financial statements for 2009. Turlington and Company LLP replaced Dixon Hughes PLLC which served as our independent accountants and audited our financial statements for 2008. Our engagement of Dixon Hughes PLLC terminated on April 15, 2009, upon completion of its audit of, and issuance of its report on, our 2008 consolidated financial statements.

In connection with Dixon Hughes PLLC’s audits of our consolidated financial statements as of and for the years ended December 31, 2008 and 2007, and through the date of the Committee’s action dismissing Dixon Hughes PLLC on April 17, 2009, there has been no disagreement with Dixon Hughes PLLC on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures which, if not resolved to Dixon Hughes PLLC’s satisfaction, would have caused it to make reference to the subject matter of the disagreement in connection with its reports on our financial statements.

Dixon Hughes PLLC’s audit reports on our consolidated financial statements as of and for the years ended December 31, 2008 and 2007, did not contain an adverse opinion or a disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principles.

During 2008 and 2007, and through April 17, 2009, there have been no reportable events requiring disclosure pursuant Item 304(a)(1)(v) of Regulation S-K or any consultations with Turlington and Company LLP of a type requiring disclosure pursuant to Item 304(a)(2) of Regulation S-K.

Representatives of Dixon Hughes PLLC are expected to attend the Annual Meeting and be available to respond to appropriate questions, and they will have the opportunity to make a statement if they desire to do so. Representatives of Turlington and Company LLP are not expected to attend the Annual Meeting.

Services and Fees During 2008 and 2007

Except as described below, under its current procedures our Audit Committee specifically preapproves all audit services and other services provided by our accountants. Since it is difficult to determine in advance the exact nature and extent of the tax services or advice we will need during the year, the Committee authorizes our management to obtain tax services from our accountants from time to time during the year up to preapproved aggregate amounts of fees set by the Committee. Requests for services with costs in addition to those amounts would require further Committee approval. The entire Audit Committee generally participates in the preapproval of services. However, in the case of proposals that arise during the year to obtain certain types of non-audit services from our accountants beyond what has been preapproved by the Committee, the Committee delegates authority to its Chairman to preapprove those additional services on behalf of the Committee. Any such action by the Chairman is to be reported to the full Committee at its next regularly scheduled meeting.

As our independent accountants for 2008 and 2007, Dixon Hughes PLLC provided us with various audit and other professional services for which we were billed, or expect to be billed, for fees as further described below. Our Audit Committee considers whether the provision of non-audit services by our independent accounting firm is compatible with maintaining its independence. The Committee believes that the provision of non-audit services by Dixon Hughes PLLC during 2008 did not affect its independence.

The following table lists the aggregate amounts of fees paid to Dixon Hughes PLLC for audit services for 2008 and 2007 and for other services they provided during 2008 and 2007.

Type of Fees and Description of Services	2008	2007
Audit Fees, including audits of our consolidated financial statements, reviews of our condensed interim consolidated financial statements, and other audit services	$140,599	$83,000

Audit-Related Fees, including consultation regarding general accounting matters and, during 2007, assistance with accounting matters in connection with a proposed acquisition	7,850	46,606

Tax Fees, including reviews of our federal and related state income tax returns, non-routine tax consultations and, during 2007, rendering a tax opinion in connection with our proposed acquisition	11,475	40,325

All Other Fees	-0-	-0-

PROPOSAL 2:    ADVISORY VOTE ON EXECUTIVE COMPENSATION

“Say-on-Pay” Proposal

On April 17, 2009, we became a participant in the U.S. Department of the Treasury’s Capital Purchase Program (the “CPP”). The American Recovery and Reinvestment Act of 2009 (“ARRA”) enacted during February 2009 requires financial institutions that participate in the CPP to include proposals in their proxy statements for non-binding shareholder votes on the compensation paid to their executive officers. As a result, at the Annual Meeting our Board of Directors will submit such a proposal for voting by our shareholders.

This “say-on-pay” proposal will give our shareholders an opportunity to endorse, or not endorse, the compensation paid or provided to our executive officers, and our executive compensation policies and practices, as described in this proxy statement by voting on the following resolution:

“Resolved, that the compensation paid or provided to executive officers of Bank of the Carolinas Corporation (“BOC”) and its subsidiary, and BOC’s and its subsidiary’s executive compensation policies and practices, as described in the tabular and narrative compensation disclosures contained in BOC’s proxy statement for its 2009 Annual Meeting, hereby are endorsed and approved.”

The vote by our shareholders will be an advisory vote. As provided in ARRA, it will not be binding on our Board of Directors or Compensation Committee or overrule or affect any previous action or decision by the Board or Committee or any compensation previously paid or awarded. Neither will it create or imply any additional duty on the part of the Board or Committee. However, the Board and Compensation Committee will take the voting results on the proposed resolution into account when considering future executive compensation matters.

Our Executive Compensation Program

Our goal is to provide competitive compensation to our executives that will help us attract and retain qualified officers. Our executive compensation program is administered by the Corporate Governance Committee of our Board of Directors. Each year, the Committee reviews the compensation of each of our executive officers, determines the level of compensation for each officer that it believes is reasonable, and makes recommendations to our Board of Directors regarding salary increases and other forms of compensation for our officers. The Board approves all executive officer salaries and other forms of compensation. Additional information regarding the Committee is contained in this proxy statement under the caption “Corporate Governance Committee.” In formulating its recommendations, the Committee generally compares our executive officers’ compensation to that of executive officers at other similarly-sized banks and financial institutions. However, the process of making salary changes, and approving other forms of compensation, is largely subjective. Other than in connection with our annual Management Incentive Compensation Plan, there are no specific measures, criteria or formulae by which the base salaries or other compensation of our executive officers are directly tied to individual performance or our financial and operating performance. In formulating its recommendations, the Committee tries to use its own experience and common sense to determine what it believes is reasonable compensation for each executive officer.

We attempt to pay reasonable base salaries to our executive officers, and we then provide opportunities for them to receive additional cash compensation each year under our Management Incentive Compensation Plan. The amounts of cash awards officers may receive under that Plan are based primarily on the extent to which we achieve goals set by our Board with respect to various measures of corporate financial performance and the officers’ individual performance. If our financial performance does not meet the Board’s minimum expectations, no cash awards are paid under the Plan. Like most financial institutions, our recent financial performance has been negatively affected by the decline in the economy and disruption in the financial markets. As a result, no awards were paid under the Plan for 2007, and our Board chose not to implement the Plan for 2008.

Our Omnibus Equity Plan was approved by our shareholders in 2007. That Plan provides for the grant of equity-based awards to our officers and employees, including grants of options to buy shares of our common stock, and awards of restricted shares of common stock. Awards under the Plan are intended to (1) align a portion of our officers’ compensation more closely with the interests of our shareholders and help ensure that officers make decisions with a shareholder’s perspective, and (2) help us retain our officers through the vesting schedules and forfeiture provisions that apply to the awards. However, no equity awards have yet been granted to any of our executive officers under that Plan.

We provide a Section 401(k) defined contribution plan for all our employees and under which we make matching contributions to participants’ accounts. However, we do not have a qualified defined benefit pension plan, and we have not entered into any other plans or arrangements to provide additional or supplemental retirement benefits to our executive officers.

Additional information about, and the specific amounts or values, of each form of compensation that we paid or provided to our named executive officers for 2008 and 2007 are included in the tabular and narrative disclosures in this proxy statement under the heading “Executive Compensation.”

Our Board of Directors believes that our executive compensation policies and practices are reasonable, and it recommends that you vote “FOR” Proposal 2.

To be approved, the number of votes cast in person and by proxy at the Annual Meeting in favor of the proposal must exceed the number of votes cast against it.

PROPOSALS FOR 2010 ANNUAL MEETING

Any proposal of a shareholder, other than a nomination for election as a director, that is intended to be presented for action at the 2010 Annual Meeting must be received by our Corporate Secretary in writing at our address listed below no later than December 30, 2009, to be considered timely received for inclusion in the proxy statement and proxy card that we will distribute in connection with that meeting. In order for a proposal to be included in our proxy materials for a particular meeting, the person submitting the proposal must own, beneficially or of record, at least 1% or $2,000 in market value, whichever is less, of shares of our common stock entitled to be voted on that proposal at the meeting and must have held those shares for a period of at least one year and continue to hold them through the date of the meeting. Also, the proposal and the shareholder submitting it must comply with certain other eligibility and procedural requirements contained in rules of the Securities and Exchange Commission.

Written notice of a shareholder proposal (other than a nomination) intended to be presented at our 2010 Annual Meeting, but which is not intended to be included in our proxy statement and form of appointment of proxy, must be received by our Corporate Secretary at the address listed below no later than March 15, 2010, in order for that proposal to be considered timely received for purposes of the Proxies’ discretionary authority to vote on other matters presented for action by shareholders at that meeting.

Under our Bylaws, at a shareholder meeting at which directors will be elected, nominations for election to our Board of Directors may be made by our Board or by a shareholder of record who is entitled to vote at the meeting if written notice of the shareholder’s nomination has been delivered to our Corporate Secretary at our principal office not later than the close of business on the tenth business day following the date on which notice of the meeting is first given to shareholders.

The required notice of a nomination must include: (1) the name and address of each shareholder who intends to make the nomination and of the person to be nominated; (2) a representation that the shareholder is a holder of record of shares of our common stock entitled to vote at the meeting and that he or she intends to appear in person or by proxy at the meeting to nominate the person named in the notice; (3) a description of all arrangements or understandings between the shareholder and the nominee and any other persons (naming those persons) pursuant to which the nomination is to be made by the shareholder; (4) a representation that each nominee satisfies all qualifications provided by our Bylaws and by applicable statutes and regulations to serve as a director; and (5) the written consent of the nominee to serve as a director if elected. The shareholder also shall provide any other information about each proposed nominee that we reasonably request and which the shareholder can obtain, including information that would be required to be included in a proxy statement filed pursuant to the proxy rules under the Securities Exchange Act of 1934 if the nominee had been nominated by the Board of Directors. Only persons nominated in the manner described in our Bylaws are eligible to be elected as directors at meetings of our shareholders, and the Chairman of a meeting of our shareholders may refuse to acknowledge a nomination that not made in compliance with the procedures set out in our Bylaws.

The notices described above should be mailed to:

Bank of the Carolinas Corporation
Attention: Corporate Secretary
P.O. Box 129
Mocksville, North Carolina 27028

ANNUAL REPORT ON FORM 10-K

We are subject to the reporting requirements of the Securities Exchange Act of 1934 and we file reports and other information with the Securities and Exchange Commission, including annual reports, quarterly reports and proxy statements. The Bank’s Internet website (www.bankofthecarolinas.com) contains a link to the SEC’s website (www.sec.gov) where you may review information we file electronically with the SEC.

A copy of our 2008 Annual Report on Form 10-K, as filed with the Securities and Exchange Commission, accompanies this proxy statement.

VOTING BY PROXY

Please read our proxy statement before you vote by proxy. Then, to insure that your shares are represented at the Annual Meeting, we ask that you appoint the Proxies to vote your shares for you, whether or not you plan to attend the Annual Meeting. You can do that in one of the following two ways.

Voting by Proxy Card

•	You can mark, sign and return the proxy card below in the enclosed postage-prepaid envelope.

Voting by Internet

•

You can go to the Internet website www.bankofthecarolinas.com/vote. When you are prompted for your “control number,” enter the number printed just above your name on the reverse side of the proxy card below, and then follow the instructions you will be given. If you vote this way, you need not sign and return a proxy card. When you vote by Internet, you will be appointing the Proxies to vote your shares on the same terms and with the same authority as if you marked, signed and returned a proxy card. The authority you will be giving the Proxies is described in the proxy card below and in our proxy statement for the Annual Meeting.

You may vote by Internet only until 5:00 p.m. on May 26, 2009, which is the day before the Annual Meeting date.

APPOINTMENT OF PROXY

SOLICITED BY BOARD OF DIRECTORS

The undersigned hereby appoints Robert E. Marziano, Stephen R. Talbert and Michael D. Larrowe (the “Proxies”), and any substitute appointed by them, as the undersigned’s attorneys and proxies, and authorizes any one or more of them to represent and vote as directed below all shares of the common stock of Bank of the Carolinas Corporation (the “Corporation”) held of record by the undersigned on April 1, 2009, at the Annual Meeting of the Corporation’s shareholders (the “Annual Meeting”) to be held at the Davie County Public Library located at 371 North Main Street, Mocksville, North Carolina, at 2:00 p.m. on Wednesday, May 27, 2009, and at any adjournments of the meeting. The undersigned directs that the shares represented by this appointment of proxy be voted as follows:

1.	ELECTION OF DIRECTORS. Election of 14 directors to one-year terms.

☐	FOR all nominees listed below (except as indicated otherwise below)	☐	WITHHOLD authority to vote for all nominees listed below

Nominees:	Jerry W. Anderson, Alan M. Bailey, William A. Burnette, John A. Drye, Thomas G. Fleming, John W. Googe, Henry H. Land, Michael D. Larrowe, Steven G. Laymon, Robert E. Marziano, Grady L. McClamrock, Jr., Lynne S. Safrit, Francis W. Slate, Stephen R. Talbert

Instruction: To withhold authority to vote for any individual nominee(s), write that nominee’s name(s) on the line below.

2.	ADVISORY VOTE ON EXECUTIVE COMPENSATION. To vote on a non-binding, advisory resolution to endorse and approve compensation paid or provided to our executive officers and our executive compensation policies and practices.

☐ FOR	☐ AGAINST	☐ ABSTAIN

3.	OTHER BUSINESS: On any other matter properly presented for action by shareholders at the Annual Meeting, and on matters incident to the conduct of the meeting, including motions to adjourn, the Proxies are authorized to vote the shares represented by this appointment of proxy according to their best judgment.

I (We) direct that the shares represented by this appointment of proxy be voted as instructed above. In the absence of any instruction, those shares may be voted by the Proxies “FOR” the election of each nominee named in Proposal 1 and “FOR” Proposal 2. If, before the Annual Meeting, any nominee listed in Proposal 1 becomes unable or unwilling to serve as a director for any reason, the Proxies are authorized to vote for a substitute nominee named by the Board of Directors. This appointment of proxy may be revoked by the undersigned at any time before the voting takes place at the Annual Meeting by filing with the Corporation’s Secretary a written instrument revoking it or a duly executed appointment of proxy bearing a later date, or by attending the Annual Meeting and announcing an intention to vote in person.

Dated:	, 2009

Signature

Signature (if shares held jointly)

Instruction: Please sign above exactly as your name appears on this appointment of proxy. Joint owners of shares should both sign. Fiduciaries or other persons signing in a representative capacity should indicate the capacity in which they are signing.

IMPORTANT: To ensure that your shares are represented and that a quorum is present at the Annual Meeting, please sign and date your appointment of proxy and return it to the Corporation in the enclosed envelope.